EX-10.14
EMPLOYMENT AGREEMENT


           THIS AGREEMENT is made effective the 3rd day of July, 1995 by and between JACK BROZMAN ("Executive") and CENCOR, INC., a Delaware corporation ("Employer").


RECITALS:

           A. Employer has a wholly owned subsidiary, Century Accep-tance Corporation ("Century") which previously operated a consumer finance business.

           B. Century is in the process of liquidating its assets and contemplates dividending the net proceeds to Employer and Employer contemplates, after the liquidation of Century, either the use of the net proceeds to pay claims as part of a liquidation process or the use of the net proceeds for other business purposes.

           C. Executive desires to be employed by Employer, and Employer desires to employ Executive under the terms set forth herein.


AGREEMENT

           In consideration of the mutual promises, covenants and agreements contained herein and other good and valuable consider-ation, the legal sufficiency of which is hereby acknowledged by Executive and Employer, the parties hereto agree as follows:

           1. Employment and Term of Employment. Employer hereby employs Executive, and Executive hereby accepts employment with Employer for the term commencing on July 3, 1995 and continuing until June 30, 1998, unless sooner terminated as provided in
Section 5. After the initial term hereof, this Agreement shall continue on a month-to-month basis until terminated under Section
5.

           2. Duties and Authority. Executive's principal duties shall be that of President and Chief Executive Officer of the business of Employer. Executive's duties shall include overseeing the sale of Century and the management of the remaining assets. Executive agrees to use his best efforts to perform the duties assigned to him from time to time by the Board of Directors of Employer.
Executive further agrees that he will not engage in any activities during the term of this Agreement in conflict with the best interests of Employer.

           3. Compensation. During the term of this Agreement, Employer shall pay to Executive the following compensation:

             3.1 Salary. Executive shall be paid the annual salary set forth below, less withholding, social security and unemployment taxes, payable in accordance with the policies established by Employer from time to time but in installments no less frequent than every month:

                                Year                Annual Salary
                                7/3/95-6/30/96        $225,000
                                7/1/96-6/30/97        $175,000
                                after 6/30/97         $125,000

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             3.2        Reimbursement of Expenses.  Employer shall reimburse
Executive for ordinary, necessary and reasonable business expenses incurred to conduct or promote Employer's business, including travel and entertainment, provided Executive submits supporting documentation, indicating (a) the amount of the expenditure,
(b) the time, place and nature of the expenditure, (c) the business reason or the benefit derived or expected to be derived from the expenditure, and (d) the name and other appropriate information concerning any other person entertained or otherwise deriving a direct benefit from such expenditure.
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           4.         Nondisclosure.  Executive acknowledges that as a result
of his employment by Employer, Executive has used and acquired and, in the future, will use and acquire knowledge and information used by Employer in its business and which is not generally available to the public ("Confidential Information"), including, without limitation, Employer's systems, procedures, manuals, confidential reports, lists of customers, dealers and lenders with which Employer has business relations, and services and methods used with and preferred by its customers. As a material inducement to Employer to enter into this Agreement, and to pay to Executive the compensation set forth herein, Executive agrees that Executive shall not, at any time, directly or indirectly, divulge or disclose to any person, for any purpose, any Confidential Information, except to those persons authorized by Employer to receive Confiden-tial Information and then only if use by such person is for Employer's benefit.

           5.         Termination.  This Agreement shall terminate as follows:

              5.1       Death.  On the date of Executive's death.

              5.2 Disability. At Employer's option, upon Executive's disability effective on the date Executive receives notice from Employer that Employer is exercising its option granted by this Section to terminate this Agreement. "Disability" as used in this Agreement shall mean Executive's inability, because of sickness or other incapacity, whether physical or mental, to perform Executive-
's duties under this Agreement for a period in excess of One
Hundred Eighty (180) consecutive days.

               5.3 Breach by Employee. Upon failure by Executive to comply with the provisions of this Agreement, which shall include without limitation Executive's breach of Section 2, gross negligence in the performance of the duties assigned to Executive by Employer's Board of Directors, the commission by Executive of any act of dishonesty toward Employer, theft of corporate property, unethical business conduct or conviction of any misdemeanor or felony involving dishonesty, immoral or unethical conduct.

               5.4      Resignation.  On the date Executive resigns.

               5.5 Notice. Thirty (30) days after receipt by Executive of written notice of termination by the Employer.

               5.6 Complete Liquidation. On the date that the Employer's assets are fully liquidated.

           6.         Payments Upon Termination.

               6.1 Termination Upon Death, Disability, Notice or Liquidation Prior to a Substantial Distribution. Upon the termination of this Agreement pursuant to Sections 5.1, 5.2, 5.5 or 5.6, and provided
Executive has not breached this Agreement or resigned and further provided that the Company has not made a Substantial Distribution
(as hereinafter defined) prior to the termination, Employer shall pay, or cause to be paid, to Executive or Executive's legal representative:

                  (a) Severance pay of One Hundred Fifty Thousand Dollars ($150,000)(the "Severance Payment") to be paid within thirty (30) days after such termination; and

                  (b) All ordinary, necessary and reasonable business expenses incurred by Executive prior to termination of this Agreement to be paid in the ordinary course of Company's business.

              6.2 Termination Upon Death, Disability, Notice or Liquidation After a Substantial Distribution. If Employer makes a Substantial Distribution prior to termination of this Agreement for any reason, Employer shall pay the following:

           (a) Employer shall prepay one-half (1/2) of the Severance Payment within thirty (30) days after Employer makes the Substan-
tial Distribution;
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           (b)       Executive shall continue to receive the same monthly
salary between the date of the Substantial Distribution and termination pursuant to Section 5; and

           (c) Employer shall pay Executive the final one-half (1/2) of the Severance Payment upon termination pursuant to Sections 5.1, 5.2, 5.5 or 5.6 within thirty (30) days after such termination, provided that Executive has not prior thereto breached this Agreement or resigned.

"Substantial Distribution" shall mean a distribution to Employer's creditors and shareholders of substantially all of the Employer's assets, except for unliquidated claims against third parties, the receivable from Concorde Career Colleges, Inc., and any funds held in escrow or reserve for potential claims of third parties against Employer.

              6.3 Termination for Breach or Resignation by Executive. Upon termination of this Agreement pursuant to Section 5.3 or 5.4, Employer shall not be obligated to pay Executive any sums.

           7. Conflict of Interest. During the term of this Agreement, Executive shall not, directly or indirectly, have any interest
(including, without limitation, an interest as a partner, officer, director, stockholder, advisor or employee) in any business which does business with Employer without the express written consent of
Employer's Board of Directors, except for his interests as a stockholder, director and chief executive officer of Concorde
Career Colleges, Inc. ("Concorde").   Executive will not partici-
pate on behalf of Employer in any vote as a shareholder or director involving transactions or matters between Employer and Concorde, nor take any action without approval of the majority of the independent directors which would compromise the debt owed by Concorde to Employer, modify the terms of repayment or waive any right of Employer against Concorde. An ownership interest of less than five percent (5%) in a business whose stock is publicly held or regularly traded shall not be a violation of this Section 7.

           8.         General Provisions.

               8.1 Location of Employment. Executive's principal office shall be located at 1100 Main Street, Kansas City, Missouri or such other location as may be designated by the Employer's Board of Directors.

               8.2 Assignment. Neither party may assign any of the rights or obligations under this Agreement without the written consent of the other party, which consents shall not be unreasonably withheld.

               8.3 Binding Effect. The Agreement shall be binding upon and inure to the benefit of the parties' heirs, personal representa-tives, successors and assigns, to the extent allowed.

               8.4 Severability. The provisions of this Agreement are severable. The invalidity or unenforceability of any one or more of the provisions hereof shall not affect the enforceability of any other part of this Agreement.

              8.5 Entire Agreement. This Agreement contains the entire agreement and understanding between the parties with respect to Executive's employment by Employer.

              8.6        Waiver.  To be valid, a waiver must be in writing.
Waiver of any provision of this Agreement or any breach thereof by either party shall not be construed to be a waiver of any other provision or any subsequent breach of this Agreement.

             8.7 Notices. Any notice or other communication required or permitted herein shall be sufficiently given if delivered or sent by certified mail, return receipt requested, postage prepaid, addressed to:

           Employer:                     CenCor, Inc.
                                         c/o Marvin Riesenbach
                                         The Executive Mews, Suite H-42
                                         1930 East Marlton Pike
                                         Cherry Hill, New Jersey 08003
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           Executive:                    Jack Brozman
                                         8607 Cedar Drive
                                         Shawnee Mission, Kansas  66207

or such other address as shall be furnished in writing by any such party. Any notice sent by the above-described method shall be deemed to have been received on the date personally delivered or so mailed. Notices sent by any other method shall be deemed to have been received when actually received by the addressee or its or his authorized agent.

              8.8 Applicable Law. This Agreement shall be construed in accordance with the laws of the State of Missouri. The parties agree to submit irrevocably to the jurisdiction of either the Circuit Court for Jackson County, Missouri or the United States
District Court for the Western District of Missouri.

              8.9 Attorneys' Fees. In the event of any litigation between the parties arising out of or relating to this Agreement, the prevailing party may recover a court award of attorneys' fees and litigation costs from the losing party for all trial and appellate proceedings, as well as for all post-judgment collection proceed-ings.


           IN WITNESS WHEREOF, the parties have executed this agreement on the 17th day of July, 1995.

                                          EXECUTIVE:



                                          /s/  Jack Brozman
                                          JACK BROZMAN




                                         EMPLOYER:

                                          CENCOR, INC.



                                          By: /s/ Patrick Healy
                                              Patrick Healy
                                          Title: CFO